                            9% SENIOR NOTES DUE 2009

                           SECURITIES RESOLUTION NO. 1
                                       OF
                                SEQUA CORPORATION

            The actions described below are taken by the Board of Directors (the "Board") of SEQUA CORPORATION (the "Company"), or by an Officer or committee of Officers pursuant to Board delegation, in accordance with resolutions adopted by the Board as of June 24, 1999, and Section 2.02 of the Indenture to be dated as of July 29, 1999 (the "Indenture") between the Company and Harris Trust Company of New York, Trustee. Terms used herein and not defined have the same meaning given such terms in the Indenture.

            RESOLVED, that a new series of Securities is authorized as follows:

            1.    The title of the series is 9% Senior Notes due
2009 ("Notes").

            2. The form of Notes shall be substantially in the form of Exhibit 1 hereto.

            3.    The Notes shall have the terms set forth in
Exhibit 1.

            4. The Notes shall have such other terms as are set forth in Exhibit 2 hereto.

            5. The Notes shall be sold to the underwriters named in the Prospectus Supplement dated July 26, 1999 on the following terms:

                         Price to Public:  99.305%
                         Underwriting Discount: 1.625%
                         Closing Date:  July 29, 1999

            This Securities Resolution shall be effective as of July 28, 1999.

      IN WITNESS WHEREOF, the undersigned have adopted the foregoing Resolutions this 28th day of July, 1999.



                                        By:      /s/ Norman E. Alexander
                                           -----------------------
                                        Name:    Norman E. Alexander
                                        Title:   Chairman and Chief
                                                 Executive Officer


                                        By:      /s/ John J. Quicke
                                                 ------------------
                                        Name:    John J. Quicke
                                        Title:   Chairman and Chief
                                                 Operating Officer


                                        By:      /s/ Stuart Z. Krinsly
                                                 ---------------------
                                        Name:    Stuart Z. Krinsly
                                        Title:   Senior Executive
                                                 Vice President and
                                                 General Counsel


                                        By:      /s/ Alvin Dworman
                                                 -----------------
                                        Name:    Alvin Dworman
                                        Title:   Chairman, ADCO
                                        Group and Member,
                                                 Sequa Corporation
                                                 Executive
                                                 Committee of the
                                                 Board of Directors

                                                              CUSIP 817320AH7


Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.


No. R-                                                        $500,000,000

                                SEQUA CORPORATION
                       9% Senior Notes due August 1, 2009

SEQUA CORPORATION
promises to pay to Cede & Co.

or registered assigns
the principal sum of Five Hundred Million Dollars on August 1, 2009

Interest Payment Dates:  February 1 and August 1
Record Dates:            January 15 and July 15

            IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized offi-cers.

                                                 Dated:  July 29, 1999

HARRIS TRUST COMPANY                             SEQUA CORPORATION
OF NEW YORK

Transfer Agent and Paying                        By:__________________
Agent                                            Name:
                                                 Title:


                                                 By:-------------------
                                                 Name:
                                                 Title:


Authenticated:
HARRIS TRUST COMPANY OF NEW YORK                 (CORPORATE SEAL)
as Trustee,

By:
___________________________
Authorized Signature

                                SEQUA CORPORATION
                            9% Senior Notes due 2009


1.INTEREST.

            Sequa Corporation ("Company"), a corporation organized and existing under the laws of the State of Delaware, promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Com-pany shall pay interest on February 1 and August 1 of each year, commencing February 1, 2000. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including July 29, 1999. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2.    METHOD OF PAYMENT.

            The Company shall pay interest on the Notes to the per-sons who are registered holders of Notes at the close of business on the record date for the next interest payment date, except as otherwise provided in the In-denture. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company may pay principal and interest by check payable in such money. It may mail an interest check to a holder's registered address.

3.    AGENTS.

            Initially, Harris Trust Company of New York, Wall Street Plaza, 88 Pine Street, New York, New York 10005,
            Attention: Corporate Trust Department, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice or provide for more than one such agent. The Company or any Affiliate may act in any such capacity.

4.    INDENTURE.

            The Company issued the securities of this series ("Notes") under an Indenture dated as of July 29, 1999 ("Indenture") between the Company and Harris Trust Com-pany of New York ("Trustee"). The terms of the Notes include those stated in the Indenture and in the Secu-rities Resolution creating the Notes and those made part of the Indenture by the Trust Indenture Act of 1939 (15 U.S. Code 77aaa-77bbbb), as amended. Securityholders are referred to the Indenture, the Se-curities Resolution and the Act for a statement of such terms. Capitalized terms herein are used as defined in the Indenture or in the Securities Resolution, unless otherwise indicated.

5.    OPTIONAL REDEMPTION.

            The Company may at its option redeem all or part of the Notes on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each Holder of Notes. The redemption price shall equal the greater of:

                  100% of the principal amount of the Notes to be redeemed; and

                  the sum of the present values of the Remaining Scheduled Payments discounted to the date of re-demption, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate plus 50 basis points plus accrued and unpaid interest thereon to the date of redemption.

6.    NOTICE OF REDEMPTION.

            Notice of redemption shall be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be re-deemed at his registered address.

            A notice of redemption may provide that it is subject to the occurrence of any event before the date fixed for such redemption as described in such notice ("Conditional Redemption") and such notice of Conditional Redemption shall be of no effect unless all such conditions to the redemption have occurred before such date or have been waived by the Company.

7.    DENOMINATIONS, TRANSFER, EXCHANGE.

            The Notes are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or the Indentur-
            e. The Trustee need not exchange or register the tran-sfer of any Note or portion of a Note selected for re-demption. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

8.    PERSONS DEEMED OWNERS.

            The registered holder of a Note may be treated as its owner for all purposes.

9.    AMENDMENTS AND WAIVERS.

            Subject to certain exceptions, the Indenture or the Securities may be amended with the written consent of the Holders of a majority in principal amount of the securities of all series affected by the amendment vot-ing as one class. Subject to certain exceptions, a default on a series may be waived with the consent of the holders of a majority in principal amount of the series.

            Without the consent of any Securityholder, the Inden-ture or the Securities may be amended, among other things, to cure any ambiguity, omission, defect or in-consistency; to provide for assumption of Company obli-gations to Securityholders in a transaction in which the Company is not the survivor; or to make any change that does not materially adversely affect the rights of any Securityholder.

10.   RESTRICTIVE COVENANTS.

            The Notes are unsecured general obligations of the Com-pany limited to $500,000,000 principal amount. The Indenture does not limit other unsecured debt. The Indenture and the Securities Resolution creating the Notes contain certain covenants, including, without limitation, covenants with respect to the following matters: (i) Liens, (ii) Sale and Leaseback Transactio-ns and (iii) mergers and certain transfers of assets.

11.   CHANGE OF CONTROL

            Subject to the terms and conditions of the Indenture and the Securities Resolution, in the event of a Change of Control, the Company shall be required to commence, within 30 days following the date upon which the Change of Control occurred, an offer to all Holders to purchase all of the outstanding Notes at a purchase price equal to 101% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any, to the Change of Control Payment Date.

12.   SUCCESSORS.

            When a successor assumes all the obligations of the Company under the Securities and the Indenture, the Company shall be released from those obligations.

13.   DEFEASANCE PRIOR TO REDEMPTION OR MATURITY.

            Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee sufficient money or U.S. Government Obliga-tions for the payment of principal and interest on the Notes to redemption or maturity. U.S. Government Obli-gations are securities backed by the full faith and credit of the United States of America or certificates representing an ownership interest in such Obligations.

14.   DEFAULTS AND REMEDIES.

            An Event of Default includes: default for 60 days in payment of interest on any Notes; default in payment of principal and premium, if any, on any Notes; default for 60 days in payment or satisfaction of any sinking fund obligation; default by the Company for a 90-day period after notice to it in the performance of any of its other agreements applicable to the Notes; certain events of bankruptcy or insolvency; and any other Event of Default provided for in the series. If an Event of Default occurs and is continuing, the Trustee or the holders of at least 33-1/3% in principal amount of the Notes may declare the principal of all the Notes to be due and payable immediately. Securityholders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or pow-er. The Trustee may withhold from Securityholders no-tice of any continuing default (except a default in payment of principal or interest) if it determines in good faith that withholding notice is in their inter-ests. The Company must furnish an annual compliance certificate to the Trustee.

15.   TRUSTEE DEALINGS WITH COMPANY.

            Harris Trust Company of New York, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform ser-vices for the Company or its Affiliates, and may other-wise deal with the Company or its Affiliates, as if it were not Trustee.

16.   NO RECOURSE AGAINST OTHERS.

            A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the In-denture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Securityholder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

17.   AUTHENTICATION.

            This Note shall not be valid until authenticated by a manual signature of the Registrar.

18.   ABBREVIATIONS.

            Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entire-
            ty), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

            The Company shall furnish to any Securityholder upon written request and without charge a copy of the Indenture and the Securities Resolution which contains the text of this Securi-ty in larger type. Requests may be made to: Sequa Corporation, 200 Park Avenue, New York, New York 10166, Attention: Treasurer.

                                 ASSIGNMENT FORM


                  To assign this Note, fill in the form below:
                  I or we assign and transfer this Security to
                    _________________________________________

                     _______________________________________
                  (Insert assignee's soc. sec. or tax I.D. no.)

-----------------------------------------------------------------
-----------------------------------------------------------------
-----------------------------------------------------------------
-----------------------------------------------------------------

      (Print or type assignee's name, address and zip code) and irrevocably appoint ____________________________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:_______________           Your Signature:     ---------------------
                                                   ---------------------

      (Sign exactly as your name appears on the other side of this Note)

                                                                    EXHIBIT 2
                            9% Senior Notes due 2009

                               Supplemental Terms

            In addition to the terms set forth in Exhibit 1 to Se-curities Resolution No. 1, the 9% Senior Notes due 2009 (the
"Notes") shall have the following terms:

            Section 1. Definitions. Capitalized terms used and not defined herein shall have the meaning given such terms in the Indenture. The following are additional definitions applica-ble to the Notes:

      "Affiliated Person" of any specified person means any other person directly or indirectly controlling or con-trolled by or under direct or indirect common control with such specified person.

      "Attributable Debt" when used in connection with a Sale and Leaseback Transaction, shall mean, as of any par-ticular time, the lesser of: (i) the fair market value, as determined in good faith by the Board and evidenced by a Board resolution set forth in an Officers' Certif-icate delivered to the Trustee, of the property subject to such arrangement; and (ii) the then present value (computed by discounting the rate of interest implicit in such Sale and Leaseback Transaction, determined in accordance with GAAP) of the obligation of a lessee for net rental payments during the remaining term of any lease in respect of such property (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The term "net ren-tal payments" under any lease for any period means the sum of the rental payments required to be paid in such period by the lessee thereunder, not including, howev-er, any amounts required to be paid by such lessee (wh-ether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, tax-es, assessments, water rates or similar charges re-quired to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance taxes, assessments, water rates or simi-lar charges.

      "Capital Stock" means (1) with respect to any person formed as a corporation, any and all shares, interests, participat-ions, rights or other equivalents (however designated) of corporate stock, including, without limitation, common stock and preferred stock of such person and (2) with respect to any person formed other than as a corporation, any and all partnership or other equity interests of such other person.

      "Change of Control" means the occurrence of any of the following: (1) the sale, lease, exchange or other tra-nsfer, in one or a series of related transactions, of all or substantially all of the Company's assets to any person or group (as such term is used in Section 13(d) of the Exchange Act); (2) the adoption of a plan by the stockholders of the Company relating to the liquidation or dissolution of the Company; (3) except as provided below, the acquisition of beneficial ownership by any person or group, together with any Affiliated Persons thereof (collectively, the "Interested Stockholders"), of a direct or indirect interest in more than 35% (or, in the case of Gabelli, 49%) of the voting power of the then outstanding Capital Stock of the Company entitled to vote generally in the election of the Board; or (4) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election or appointment by the Board or whose nomination for election or appointment by the stockholders of the Com-pany was approved by a vote of a majority of the direc-tors then still in office who were either directors at the beginning of such period or whose election or nomi-nation for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; provided, however, that for the purpos-es of the foregoing clauses (1) and (3), the terms "pe-rson" or "group" shall not be deemed to include Norman
      E. Alexander ("Alexander"), his spouse, any descendant of Alexander or the spouse of any such descendant, the estate of Alexander, or any trust or other similar ar-rangement for the benefit of Alexander or his spouse, any descendent of Alexander or the spouse of any such descendant or the estate of Alexander or any corpora-tion or other person controlled solely by one or more of Alexander or his spouse, any descendant of Alexander or the spouse of any such descendant or the estate of Alexander through the ownership of a majority of the outstanding voting Capital Stock of such corporation or other person (collectively, the "Alexander Stockholders"); and provided, further, that there shall not be a "Change of Control" pusuant to clause (3) above so long as the Alexan-der Stockholders beneficially own a greater percentage of the voting power of the then outstanding Capital Stock of the Company than the Interested Stockholders.

      "Comparable Treasury Issue" means the fixed rate United States Treasury security selected by an Independent Investment Banker as having a maturity most comparable to the remaining term of the Notes (and which is not callable prior to maturity) to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practices, in pricing new is-sues of corporate debt securities of comparable matu-rity to the remaining term of the Notes to be redeemed.

      "Comparable Treasury Price" means: (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statis-tical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities"; or (ii) if such release (or any successor release) is not published or does not contain such pri-ces on such business day, (A) the average of the Refer-ence Treasury Dealer Quotations for such redemption date, after excluding the highest or lowest of such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

      "Consolidated Assets" means the Company's assets, de-termined in accordance with GAAP and consolidated for financial reporting purposes in accordance with GAAP, such assets to be valued at book value.

      "Control" means (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any per-son, the possession, directly or indirectly, of the power to direct or cause the direction of the manage-ment or policies of such person, whether through the ability to exercise voting power, by contract or otherwise.

      "Depositary" means, with respect to the Notes issued as a global Security, The Depository Trust Company, New York, New York, or any successor thereto registered under the Securities Exchange Act of 1934 or other ap-plicable statute or regulation.

      "Exchange Act" means the Securities Exchange Act of
      1934, as amended.

      "Funded Indebtedness" means all Indebtedness of the Company and its Restricted Subsidiaries maturing by its terms more than one year after, or which is renewable or extendable at our option for a period ending more than one year after, the date as of which Funded Indeb-tedness is being determined.

      "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Pub-lic Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other state-ments by such entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

      "Gabelli" means any person controlled by, or which is an Affiliated Person of, Mario Gabelli.

      "Indebtedness" means, without duplication: (i) all ob-ligations in respect of borrowed money or for the de-ferred purchase or acquisition price of property (in-cluding all types of real, personal, tangible, intangi-ble or mixed property) or services (excluding trade accounts payable, deferred taxes and accrued liabili-ties which arise in the ordinary course of business) which are, in accordance with GAAP, includible as a liability on a balance sheet consolidated for financial reporting purposes in accordance with GAAP; (ii) all amounts representing the capitalization of rental obli gations in accordance with GAAP; and (iii) all Contingent Obliga-tions with respect to the foregoing.

      For purposes of clause (iii) above, "Contingent Obliga-tion" means, as to any person, any obligation of such person guaranteeing or in effect guaranteeing any In-debtedness, leases, dividends or other obligations
      ("primary obligations") of any other person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such per-son, whether or not contingent: (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds
      (1) for the purchase or payment of any such primary obliga-tion or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase proper-ty, securities or services primarily for the purpose of as-suring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such pri-mary obligation; or (d) otherwise to assure or hold harmless the beneficiary of such primary obligation against loss in respect thereof;

      provided, however, that the term "Contingent Obliga-tion" shall not include the endorsement of instruments for deposit or collection in the ordinary course of business. The term "Contingent Obligation" shall also include the liability of a general partner in respect of the primary obligations of a partnership in which it is a general partner. The amount of any Contingent Obligation of a person shall be deemed to be an amount equal to the principal amount of the primary obligation in respect to which such Contingent Obligation is made.

      "Independent Investment Banker" means one of the Refer-ence Treasury Dealers appointed by the Company.

      "Investment Grade Rating" means (1) with respect to S&P, any of the categories from and including AAA to and including BBB- (or equivalent successor categories) and (2) with respect to Moody's, any of the categories from and including Aaa to and including Baa3 (or equiv-alent successor categories).

      "Moody's" means Moody's Investors Service, Inc. and any successor thereto which is a nationally recognized sta-tistical rating organization.

      "person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, un-incorporated organization or government or any agency or political subdivision thereof.

      "Principal Property" means the principal manufacturing facilities owned by the Company or a Restricted Subsid-iary located in the United States, except such as the Board, in its good faith opinion, reasonably determines is not significant to the business, financial condition and earnings of the Company and its consolidated Sub-sidiaries taken as a whole, as evidenced by a Board resolution, and except for: (i) any and all personal property, including, without limitation, (A) motor ve-hicles and other rolling stock, and (B) office furnish-ings and equipment and information and electronic data processing equipment; (ii) any property financed through obligations issued by a state, territory or possession of the United States, or any political sub-division or instrumentality of the foregoing; or (iii) any real property held for development or sale.

      "Reference Treasury Dealer" means each of Bear, Stearns & Co. Inc. and Chase Securities Inc. and their respec-tive successors. If any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Compa-ny shall appoint in its place another nationally recog-nized investment banking firm that is a Primary Trea-sury Dealer.

      "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

      "Remaining Scheduled Payments" means, with respect to each Note to be redeemed, the remaining scheduled pay-ments of the principal thereof and interest thereon that would be due after the related redemption date if such Note were not redeemed. However, if such redemp-tion date is not an interest payment date with respect to such Note, the amount of the next succeeding sched-uled interest payment thereon shall be reduced by the amount of interest accrued thereon to such redemption date.

      "Restricted Subsidiary" means any of the Company's con-solidated Subsidiaries that own any Principal Property.

      "S&P" means Standard & Poor's Ratings Services, a divi-sion of The McGraw-Hill Companies, Inc., and any suc-cessor thereto which is a nationally recognized statis-tical rating organization.

      "Treasury Rate" means an annual rate equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its prin-cipal amount) equal to the Comparable Treasury Price for such redemption date. The semiannual equivalent yield to maturity shall be computed as of the second business day immediately preceding such redemption date.

            Section 2.         Securities Issuable as Global Securi-
ties.

            (a) The Notes shall be issued in the form of one or more permanent global Securities and shall, except as otherwise provided in this Section 2, be registered only in the name of the Depositary or its nominee. Each global Security shall bear a legend substantially to the following effect:

      "Unless this certificate is presented by an authorized rep-resentative of The Depository Trust Company, a New York cor-poration ("DTC"), to the Company or its agent for registra-tion of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest here-in."

            (b) If at any time (i) the Depositary with respect to the Notes notifies the Company that it is unwilling or unable to continue as Depositary for such global Security or (ii) the De-positary for the Notes shall no longer be eligible or in good standing under the Securities Exchange Act of 1934 or other ap-plicable statute or regulation, the Company shall appoint a suc-cessor Depositary with respect to such global Security. If a successor Depositary for such global Security is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, the Transfer Agent shall register the exchange of such global Security for an equal pri-ncipal amount of Registered Securities in the manner provided in
Section 2.07 of the Indenture.

            (c) The Transfer Agent shall register the transfer or exchange of a global Security for Registered Securities pursuant to Section 2.07 of the Indenture if (i) a Default or Event of Default shall have occurred and be continuing with respect to the Notes or (ii) the Company determines that the Notes shall no lon-ger be represented by global Securities.

            (d) In any exchange provided for in the preceding pa-ragraphs (b) or (c), the Company shall execute and the Registrar shall authenticate and deliver Registered Securities. Registered Securities issued in exchange for a global Security shall be in such names and denominations as the Depositary for such global Security shall instruct the Registrar. The Registrar shall de-liver such Registered Securities to the persons in whose names such Securities are so registered.

            Section 3. Optional Redemption. The Company may at its option redeem all or part of the Notes on at least 30 da-ys, but not more than 60 days, prior notice mailed to the regis-tered address of each Holder of Notes. The redemption price shall equal the greater of:

            (i) 100% of the principal amount of the Notes to be redeemed; and

           (ii) the sum of the present values of the Remaining Scheduled Payments discounted to the date of redemption, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate plus 50 basis points;

plus accrued and unpaid interest thereon to the date of redemp-tion.

           On and after the redemption date, interest shall cease to accrue on the Notes or any portion thereof called for redemp-tion. On or before the redemption date, the Company shall depos-it with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If less than all of the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed by a method determined by the Trustee to be fair and appropriate.

           Section 4. Limitation on Sale and Leaseback Transactio-ns. The Company shall not, and shall not permit any Restricted Subsidiary to, lease any Principal Property owned by the Company or such Restricted Subsidiary (except for leases for a term of not more than three years), which has been or is to be sold or transferred by the Company or such Restricted Subsidiary on the security of such Principal Property (a "Sale and Leaseback Transaction"), unless either:

           (a) the Company or such Restricted Subsidiary would be entitled pursuant to the "Limitation on Liens" covenant de-scribed in Section 5 below to incur Indebtedness secured by a Lien on the Principal Property to be leased back equal in amount to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably secur-ing the Notes; or

           (b) the Company applies an amount equal to the greater of the net proceeds or the fair market value, as determined in good faith by the Board and evidenced by a Board resolu-tion set forth in an Officers' Certificate delivered to the

      Trustee, of the property so sold to the purchase of Princi-pal Property or to the retirement (other than any mandatory retirement), within 365 days of the effective date of any such Sale and Leaseback Transaction, of Notes or other Fund-ed Indebtedness. Any such retirement of Notes shall be made in accordance with the Indenture. The amount to be applied to such retirement of Notes or other Funded Indebtedness shall be reduced by an amount equal to the sum of:

      (i) an amount equal to the principal amount of any Notes delivered within 365 days after the effective date of such Sale and Leaseback Transaction to the Trustee for retirement and cancellation, plus

      (ii) the principal amount of other Funded Indebtedness voluntarily retired by the Company within such 365-day peri-od,

excluding, in each case, retirements pursuant to mandatory sink-ing fund or prepayment provisions, if any, and payments at matu-rity.

      The Company or any Restricted Subsidiary may enter into Sale and Leaseback Transactions in addition to any permitted by the immediately preceding paragraph and without any obligation to retire any Notes or other Funded Indebtedness if at the time of entering into such Sale and Leaseback Transaction and after giv-ing effect thereto, Attributable Debt resulting from such Sale and Leaseback Transaction, plus the aggregate amount of all In-debtedness secured by a Lien (not including Indebtedness excluded as provided in clauses (i) through (v) under the "Limitation on Liens" covenant below), does not exceed 20% of Consolidated As-sets.

           Section 5. Limitations on Liens. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create or assume any notes, bonds, debentures or other similar evidences of Indebtedness secured by any mortgage, pledge, secu-rity interest or lien (any such mortgage, pledge, security inter-est or lien being referred to herein as a "Lien" or "Liens") of or upon any Principal Property owned by the Company or by any Restricted Subsidiary or on shares of capital stock or evidence of Indebtedness of any Restricted Subsidiary, unless, for as long as such Indebtedness is secured by the Lien, the Notes (together with, at the Company's election, any other Indebtedness) are se-cured by such a Lien equally and ratably with (or prior to) any and all other Indebtedness thereby secured.

           The foregoing shall not apply to any of the following:

           (i) Liens on any Principal Property, shares of capital stock or Indebtedness of any corporation existing at the time such corporation becomes a Subsidiary;

           (ii) Liens on any Principal Property, shares of capital stock or Indebtedness acquired, constructed or improved by the Company or any Restricted Subsidiary after the date of the Indenture which are created or assumed prior to or at the time of such acquisition, construction or improvement or within 365 days after the acquisition, completion of con-struction or improvement or commencement of commercial oper-ation of such property, to secure or provide for the payment of all or any part of the purchase price or the cost of such construction or improvement thereof;

          (iii) Liens on any Principal Property, shares of capital stock or Indebtedness existing at the time of acquisition thereof (including acquisition through merger or consolida-tion);

            (iv) Liens on any Principal Property or shares of cap-ital stock or Indebtedness acquired from a corporation which is merged with or into the Company or a Restricted Subsid-iary;

            (v) Liens on any Principal Property, shares of capital stock or Indebtedness to secure Indebtedness to the Company or to a Restricted Subsidiary;

            (vi) Liens on any Principal Property, shares of capi-tal stock or Indebtedness in favor of the United States of America or any state thereof or The Commonwealth of Puerto Rico, or any department, agency or instrumentality or polit-ical subdivision of the United States of America or any state thereof or The Commonwealth of Puerto Rico, to secure partial, progress, advance or other payments, or to secure any Indebtedness incurred for the purpose of financing all or any part of the cost of acquiring, constructing or impro-ving any Principal Property, shares of capital stock or In-debtedness subject to such Liens (including Liens incurred in connection with pollution control, industrial revenue, Title XI maritime financings or similar financings), or oth-er Liens in connection with the issuance of tax-exempt in-dustrial revenue bonds;

          (vii) Liens existing as of the date of original issuance of the Notes;

          (viii) Liens for taxes, assessments or other government charges, the validity of which is being contested in good faith by appropriate proceedings and materialmen's, mechan-ics' and other like Liens or deposits to obtain the release of such Liens;

            (ix) Liens created or deposits made to secure the pay-ment of workers' compensation claims or the performance of, or in connection with, tenders, bids, leases, public or st-atutory obligations, surety and appeal bonds, contracts, performance and return-of-money bonds or to secure (or in lieu of) surety or appeal bonds and Liens made in the ordi-nary course of business for similar purposes; and

            (x) any extension, renewal or replacement of any Liens referred to in the foregoing clauses (i) to (ix), inclusive. However, such extension, renewal or replacement shall be limited to the property, shares of capital stock or Indebt-edness which secured the Lien so extended, renewed or re-placed (plus improvements on such property).

        The Company or any Restricted Subsidiary may create or assume Liens in addition to those permitted above, and renew, extend or create such Liens, provided, that at the time of such creation, assumption, renewal or replacement, and after giving effect thereto, the aggregate amount of all Indebtedness so se-cured by a Lien (without regard to Indebtedness permitted in clauses (i) through (x) above), plus all Attributable Debt of the Company and its Restricted Subsidiaries in respect of Sale and Leaseback Transactions which would not be permitted by either clause (i) or (ii)of the first paragraph under the "Limitation on Sale and Leaseback Transactions" covenant found in Section 4 hereof does not exceed 20% of Consolidated Assets.

        Section 6. Change of Control. In the event of a Change of Control, the Company shall be required to commence a Change of Control Offer (as defined below) to purchase all outstanding
Notes at a purchase price equal to 101% of the aggregate princi-pal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Price"). Within
30 days following the date upon which the Change of Control oc-curred, the Company must send, by first class mail, a notice to each Holder of the Notes, with a copy to the Trustee, stating:

        (1) that an offer to purchase the Notes is being made pursuant to the covenant entitled "Change of Control" (the
      "Change of Control Offer") and that all Notes tendered shall be accepted for payment;

        (2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed other than as may be required by law (the "Change of Control Payment Date");

        (3) that any Note not tendered shall continue to accrue interest;

        (4) that, unless the Company defaults in the payment of the Change of Control Price, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to ac-crue interest after the Change of Control Payment Date;

        (5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Notes, with the form entitled "Option of Hold-er to Elect Purchase" on the reverse of the Notes completed, to the applicable Paying Agent at the address specified in the notice no later than the close of business on the busi-ness day immediately prior to the Change of Control Payment Date;

        (6) that Holders shall be entitled to withdraw their election if the applicable Paying Agent receives, not later than the close of business on the business day two business days immediately prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have such Notes pur-chased; and

        (7) that Holders whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple of $1,000.

        On the Change of Control Payment Date, the Company shall:

        (1) accept for payment Notes or portions of Notes ten-dered pursuant to the Change of Control Offer;

        (2) deposit in immediately available funds with the ap-plicable Paying Agent an amount equal to the Change of Con-trol Price in respect of all Notes or portions of Notes so tendered; and

        (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate st-ating the principal amount of the Notes or portions of Notes tendered to the Company.

The Paying Agent shall promptly mail to each Holder of Notes so accepted the Change of Control Price for such Notes and return any Notes which were tendered but for which a withdrawal election was received by the Paying Agent before the Change of Control Payment Date, and the Trustee shall promptly authenticate and mail to each Holder a new Note equal in principal amount to any unpurchased portion of such Notes surrendered, if any; provided, however, that each such new Note shall be in a principal amount of $1,000 or an integral multiple of $1,000.

      The Company shall comply with the requirements of Section 14(e) and Rule 14e-1 under the Exchange Act and any other securi-ties laws and regulations under those laws to the extent those laws and regulations are applicable to the repurchase of the Notes in connection with a Change of Control. If the provisions of any those laws or rules conflict with the provisions of the Indenture and the Securities Resolution establishing the Notes relating to a Change of Control Offer, the Company shall be required to comply with the provisions of those laws or rules and shall be deemed not to have breached its obligations relating to the Change of Control Offer by virtue of such compliance.

      During any period in which (1) no Default or Event of Default has occurred and is continuing and (2) both Moody's and S&P assign to the Notes an Investment Grade Rating (the "Suspension Period"), the Company shall not be subject to the provisions of this Section 6; provided, however, that if subsequently both Moody's and S&P withdraw their ratings of the Notes, or downgrade the ratings as-signed to the Notes to below an Investment Grade Rating, upon such withdrawal or downgrading the Suspension Period shall terminate and the Company shall be again subject to the provisions of this
Section 6; provided, further, however, that if a Change of Control occurs during a Suspension Period and such Suspension Period is terminated as provided above, such Change of Control shall be deemed to have occurred immediately after such termination.